Exhibit 10.1

TE Connectivity Ltd.
2007 Stock and Incentive Plan

Terms and Conditions

of

Stock Option Award

< XXXX >

STOCK OPTION AWARD made as of [XXXX] (the “Grant Date”).

1.Grant of Stock Option. TE Connectivity Ltd. (the “Company”) has granted you a Stock Option to purchase [XXXX] Shares, subject to the provisions of this Award Agreement, including any special terms and conditions for your country in the appendix attached hereto (the “Appendix”). This Stock Option is a nonqualified Stock Option.

2.Exercise Price. The purchase price per Share underlying the Stock Option is $[XX.XX] (the “Exercise Price”).

3.Vesting. The Stock Option will vest and become exercisable in four (4) equal installments, with the first installment vesting on the first November 15 that is at least twelve (12) months from the Grant Date and the remaining three (3) installments on the following three (3) anniversaries of the first vesting date (the “Normal Vesting Terms”).

4.Term of the Stock Option. Unless the Stock Option is earlier forfeited or cancelled, the Stock Option must be exercised before the close of the New York Stock Exchange (“NYSE”) on the day that is the 10th anniversary of the Grant Date, and if the NYSE is not open for business on the Expiration Date, the Stock Option will expire at the close of the NYSE’s prior business day (the “Expiration Date”).

5.Termination of Employment.

(a)Any portion of the Stock Option that has not vested as of your Termination of Employment, other than as set forth under Sections 6, 7, 8 and 9 herein, will be immediately forfeited, and your rights with respect to such portion of the Stock Option will end.

(b)You may exercise the portion of the Stock Option that has vested prior to your Termination of Employment by the earlier of (a) the Expiration Date, and (b) ninety (90) days from your Termination of Employment, subject to Sections 6, 7, 8, 9 and 14 herein, as applicable.

6.Retirement Eligible.

(a)If, at the time of your Termination of Employment, you attained age 55 and have completed at least five years of service, provided that the sum of your age and years of service is

65 or higher, your Stock Option will continue to vest under the terms and conditions hereunder following your Termination of Employment to the same extent it would have vested had you not had a Termination of Employment, provided that (i) you continue to satisfy all other applicable conditions as may be established by the Committee on or prior to the date of your Termination of Employment with respect to such continued vesting, (ii) your Termination of Employment is not for Cause or due to death or Disability, and does not constitute a Change in Control Termination (as defined in, and eligible for the full accelerated vesting under, Section 8 below), and (iii) if your Termination of Employment is due to your voluntary Retirement, you shall have provided written notice to the Company or, if different, the Subsidiary employing you (the “Employer”) of your Retirement at least six months (or one year in the case of a Band 0, Band 1 or Band 2 Employee) prior to your Retirement.

(b)If you meet the requirements for Retirement described in Section 6(a), then any portion of the Stock Option that has vested prior to your Termination of Employment or will vest thereafter will expire on the earlier of (i) Expiration Date, and (ii) the fifth anniversary of your Termination of Employment.

(c)Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable retirement treatment, which otherwise would apply to the Stock Option pursuant to this Section 6, being deemed unlawful and/or discriminatory, then the Company will not apply the favorable retirement treatment at the time of your Termination of Employment and the Stock Option will be treated as they would under the rules that otherwise would have applied as if your Termination of Employment did not qualify as a Retirement pursuant to this Section 6.

7.Death or Disability. If your Termination of Employment is a result of your death or Disability, any unvested portion of the Stock Option will immediately vest and become exercisable, and your Stock Option will expire on the earlier of (i) the Expiration Date, and (ii) the third anniversary of your Termination of Employment due to death or Disability.

8.Change in Control. Except as may be otherwise provided by the Committee, if your Termination of Employment occurs after a Change in Control, your Stock Option (or any other form of equity award or compensation that replaces your Stock Option as a result of the Change in Control) will immediately become fully vested, and you will be entitled to exercise the Stock Option until the earlier of (x) the Expiration Date or (y) the third anniversary of your Termination of Employment, provided that:

(a) your employment is terminated by the Company or the Employer, for any reason other than Cause, Disability or death in the twelve (12) month period following the Change in Control; or

(b) you terminate your employment with the Company or the Employer after one of the following events within the twelve (12) month period following the Change in Control:

i.	the Company or the Employer (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company or the Employer and the Company or the Employer has been given a fifteen (15) day period within which to cure such action) or
ii.	the Company or the Employer, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) materially reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole (collectively, a “Change in Control Termination”).

provided, however, that none of the events described in this sentence shall constitute a Change in Control Termination unless and until (w) you first notify the Company in writing describing in reasonable detail the condition which constitutes a Change in Control Termination within ninety (90) days of its occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, (y) notwithstanding such efforts, the condition continues to exist, and (z) you terminate employment within sixty (60) days after the end of such thirty (30)-day cure period.

9.Termination of Employment as a Result of a Divestiture or Outsourcing. If the business in which you are employed is being separated from the Company as a result of a Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement, and, as of the closing date of the applicable transaction you are designated in the transaction documents (either individually or by classification) as a “business employee” (or similar designation) who will be terminating employment with the Company and its Subsidiaries either because (i) you will remain with the separated business after the transaction or be transferred to the employment of the buyer or Outsourcing Agent as a result of the transaction; or (ii) you will not be offered continued employment by the Company or a Subsidiary, buyer or Outsourcing Agent after the close of the transaction, then your Stock Option Award will vest and become exercisable pro rata (standard rounding to the nearest Share in full-month increments) based on (a) the number of whole months that you have completed from the Grant Date through the end of the month of the closing date of the applicable transaction over the original number of months of the vesting period, times (b) the total number of Shares subject to the Stock Option on the Grant Date minus (c) the number of Shares previously vested pursuant to the Normal Vesting Terms. If you become entitled to the pro rata vesting described in this Section 9, you will not be entitled to any further vesting in your Stock Option Award, unless you are transferred to employment with the Company or a Subsidiary in a position outside of the business that is being separated from the Company (with the intent of continued employment with the Company or a Subsidiary outside of the separated business) prior to your Termination of Employment as a result of the Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement. The vested portion of your Stock Option Award will expire on the earlier of (x) the Expiration Date and (y) the third anniversary of your Termination of Employment.

Notwithstanding the foregoing, you shall not be eligible for such pro rata vesting and extended expiration date if (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date. Further, you shall also not be eligible for such pro rata vesting if your Termination of Employment constitutes a Retirement and your Stock Option is eligible for continued vesting pursuant to Section 6.

For the purpose of this Section 9, (i) “Comparable Employment” shall mean employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your Termination of Employment and at a location that is no more than 50 miles from your existing place of employment; (ii) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (iii) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a Subsidiary to an unrelated individual or entity, provided that such Subsidiary ceases to be a Subsidiary as a result of such disposition; and (iv) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (a) the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and (b) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

10.Payment of Exercise Price. To exercise the Stock Option, you must pay the Exercise Price for the Shares underlying the exercised portion of the Stock Option. You may pay the Exercise Price in cash, or by certified check, bank draft, wire transfer or postal or express money order. You may also pay the Exercise Price by using one or more of the following methods: (i) delivering to the Company or its agent a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly (within the typical settlement cycle for the sale of equity securities on the relevant trading market, or otherwise in accordance with Regulation T issued by the Federal Reserve Board) to the Company sale or loan proceeds adequate to satisfy the portion of the Exercise Price being so paid; (ii) if expressly approved by the Committee, tendering to the Company (by physical delivery or attestation) or its agent certificates of Shares that you have held for six (6) months or longer (unless the Committee, in its discretion, waives this six-month period) and that have an aggregate Fair Market Value as of the day prior to the date of exercise that is enough to satisfy the Exercise Price and any applicable taxes being so paid; or (iii) if such form of payment is expressly authorized by Board or Committee, instructing the Company to withhold Shares that would otherwise be issued were the Exercise Price to be paid in cash and that have an aggregate Fair Market Value as of the date of exercise that is enough to satisfy the Exercise Price and any applicable taxes being so paid. Notwithstanding the foregoing, you may not tender any form of payment that the Company determines, in its sole and absolute discretion, could violate any law or regulation. You are not required to purchase all Shares subject to the Stock Option at one time, but you must pay the full Exercise Price for all Shares that you elect to purchase before they will be delivered.

11.Exercise of Stock Option. Subject to the terms and conditions of this Award Agreement, the Stock Option may be exercised by contacting the stock plan administrator. If the Stock Option is exercised after your death, the Company will deliver Shares only after the Committee or its designee has determined that the person exercising the Stock Option is the duly appointed executor or administrator of your estate or the person to whom the Stock Option has been transferred by your will or by the applicable laws of descent and distribution.

12.Responsibility for Taxes. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), by accepting the Award, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting or exercise of the Stock Option, the issuance of Shares upon exercise of the Stock Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

i.	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;
ii.	withholding from proceeds of the sale of Shares acquired upon exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or
iii.	withholding in Shares to be issued upon exercise of the Stock Option.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Stock Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

13.Transfer of Stock Option. You may not transfer any interest in the Stock Option except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in the Stock Option will be null and void.

14.Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)If you have been terminated for Cause, any Stock Option shall be immediately rescinded and, in addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said Shares) you received for Stock Options that were exercised during the six (6) month period prior to your Termination of Employment.

(b)If, after your Termination of Employment, the Committee determines in its sole discretion that while you were an employee of the Company or a Subsidiary you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind any vested but unexercised portion of the Stock Option and you will immediately forfeit any and all rights you have remaining on the date the Committee makes such determination with respect to the Stock Option. In addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said Shares) you received for Stock Options (i) that were exercised during the six (6) month period prior to your Termination of Employment and (ii) that were exercised at or following your Termination of Employment.

(c) If the Committee determines, in its sole discretion, that at any time after your Termination of Employment and prior to the later of (1) second anniversary of your Termination of Employment and (2) the date you fully exercised any Stock Options granted hereunder, you (x) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (y) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (A) such employment or consultation arrangement would likely (in the sole judgment of the Committee) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and (B) the Committee has not approved the arrangement in writing, then any Stock Option that you have not exercised (whether vested or unvested) will immediately be rescinded, and you will forfeit any rights you have with respect to this Stock Option as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon an exercise of the Stock Option during the period beginning six

(6) months prior to your Termination of Employment and ending on the Committee’s determination date.

(d)The Committee shall be entitled to require that you repay all or part of any amount received (whether in cash or Shares) pursuant to the terms of this Award (i) to the extent it deems it necessary or appropriate to comply with any current or future rules of the U.S. Securities and Exchange Commission, the NYSE or any other governmental agency, as they may be amended from time to time, (ii) to the extent it deems it necessary or appropriate to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, or (iii) to the extent otherwise deemed appropriate by the Committee to recover any overpayment or mistaken payment that was based on deficient financial information, and you hereby agree and promise to promptly remit to the Company any such amount.

15.Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Stock Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Stock Option.

16.Restrictions on Exercise. Exercise of the Stock Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares underlying the Stock Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act with respect to the Shares will be effective or an exemption from registration will apply. The Company will not be required to deliver any Shares until all applicable federal, state, foreign and local laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

17.Insider Trading; Market Abuse Laws. By accepting the Award, you acknowledge that you have read and understand the Company’s insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Stock Option or the disposition of Shares received upon exercise of the Stock Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Stock Option) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

18.Plan Terms Govern. The exercise of the Stock Option, the disposition of any Shares received upon exercise of the Stock Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Award Agreement. Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Award Agreement.

19.Data Privacy. By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Company, your Employer and any other Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that these recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of Data by contacting your local Human Resources Representative. You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consents, your employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant Stock Options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.

20.Nature of Grant. By accepting the Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)the grant of the Stock Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past;

(c)all decisions with respect to future stock option grants, if any, will be at the sole discretion of the Company;

(d)your participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary nor create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)you are voluntarily participating in the Plan;

(f)the Stock Option and the Shares subject to the Stock Option, and the value of and income from same, are not intended to replace any pension rights or compensation;

(g)the Stock Option and the Shares subject to the Stock Option, and the value of and income from same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;

(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)if the underlying Shares do not increase in value, the Stock Option will have no value;

(j)if you exercise the Stock Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(k)in consideration of the Stock Option Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option resulting from your Termination of Employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws); and except where expressly prohibited under applicable laws, you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l)the Stock Option and the Shares subject to the Stock Option, and the value of and income from same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary;

(m)the Stock Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(n)you have no rights as a stockholder of the Company pursuant to the Stock Option until you exercise the Stock Option and Shares are actually delivered to you; and

(o)if you reside outside the United States,

(A)the Stock Option and the Shares subject to the Stock Option, and the value of and income from same, are not part of normal or expected compensation or salary for any purpose; and

(B)neither the Company, the Employer, nor any other Subsidiary will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. dollar that may affect the value of the Stock Option, any amounts due to you pursuant to the exercise of the Stock Option or the subsequent sale of any Shares acquired upon exercise.

21.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, the exercise of your Stock Option or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

22.Incorporation of Other Agreements. This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Stock Option. This Award Agreement supersedes any prior agreements, commitments or negotiations concerning the Stock Option.

23.Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

24.Language. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Award Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. Furthermore, if you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Option Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.Governing Law and Venue. The Award Agreement is to be governed by and construed in accordance with the laws of Switzerland, without regard to the conflict of laws principles thereof.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Pennsylvania and agree that such litigation shall be conducted in the courts of Chester County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, where this Award is made and/or to be performed.

28.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Award Agreement will not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by you or any other Participant.

29.Appendix. Notwithstanding any provisions in the Award Agreement, the Stock Option will be subject to any special terms and conditions for your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the Award Agreement.

30.Foreign Asset/Account Reporting; Exchange Control Requirements. Certain applicable foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that you are responsible for complying with any applicable regulations, and that you should speak to your personal legal advisor for any details.

*****

By accepting this Award, you agree to the following:

(i)you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Stock Option, and that any prior agreements, commitments or negotiations concerning the Stock Option are replaced and superseded.

(iii) FOR EU/EEA/SWITZERLAND/UK PARTICIPANTS ONLY: you declare that you expressly agree with the data processing practices described in the “Data Privacy Information and Consent” section of the EU/EEA/SWITZERLAND/UK appendix (the “Data Privacy Provisions”), and consent to the collection, processing and use of data by the Company and the transfer of data to the recipients mentioned in the Data Privacy Provisions, including recipients located in countries that do not provide an adequate level of protection from an EU/EEA/SWITZERLAND/UK data protection law perspective, for the purposes described in the Data Privacy Provisions. You understand that providing your signature below (or accepting the award agreement electronically) is a condition of receiving the equity award under the equity incentive plan and that the Company may cancel the equity award if a signature is not provided. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in the Data Privacy Provisions.

____________________________

Terrence R. Curtin

Chief Executive Officer,

TE Connectivity

Appendix

to the

Terms and Conditions

of

Stock Option Award

under the

TE Connectivity Ltd.

2007 Stock and Incentive Plan

Capitalized terms not specifically defined in this Appendix have the same meaning assigned to them in the Plan and/or the Award Agreement to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the grant of Stock Options in your country. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the grant but prior to the vesting and/or exercise of the Stock Option, or are considered a resident of another country for local law purposes, the Company may, in its discretion, determine to what extent the additional terms and conditions contained herein will apply to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the vesting or exercise of the Stock Option, receipt of any dividends or the subsequent sale of the Shares. In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the Stock Option is granted to you, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you.

EU/EEA/SWITZERLAND/UK

Terms and Conditions

The following terms and conditions will apply if you work or reside in a European Union (“EU”) / European Economic Area (“EEA”) country, Switzerland or the United Kingdom (“UK”).

Data Privacy Information and Consent. The following provisions replace Section 19 of the Award Agreement:

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Stock Options, and any other rights to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for purposes of implementing, administering and managing your participation in the Plan. The legal basis, where required, for the processing of Data is the explicit declaration of the consent you provide when signing or electronically agreeing to the Award Agreement.
(b)Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and certain of its affiliates (“UBS”), which is assisting the Company with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices with UBS, with such agreement being a condition to your ability to participate in the Plan.
(c)Other Service Provider Data Recipients. The Company and the Employer also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s legal counsel as well as its auditor/accountant/third party vendor (currently Deloitte, Willis Towers Watson). Wherever possible, the Company will anonymize data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
(d)International Data Transfers. The Company, UBS and its other service providers described above under (c) have operations in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company has registered for the EU-U.S. Privacy Shield program and, as such, may transfer Data from the EU to the U.S. in reliance on the program.
(e)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your employment with the Employer. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent practicable.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consent, your salary from or employment relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Stock Option under the Plan or administer or maintain your participation in the Plan. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
(g)Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

AUSTRALIA

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

AUSTRIA

There are no country-specific provisions.

CANADA

Terms and Conditions

Payment of Exercise Price. The following provision supplements Section 10 of the Award Agreement:

Due to regulatory requirements, you understand that you are prohibited from surrendering Shares that you already own to pay the Exercise Price or any Tax-Related Items in connection with the exercise of the Stock Option. The Company reserves the right to permit this method of payment depending upon the development of local law.

The following terms and conditions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention [“Award Agreement”], ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provisions supplement Section 19 of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel involved in the administration and operation of the Plan. You further authorize the Company, the Employer, and any other Subsidiary to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and any other Subsidiary to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You will not be permitted to sell or otherwise dispose of the Shares acquired upon exercise of the Stock Option within Canada. You will only be permitted to sell or dispose of any Shares if such sale or disposal takes place outside of Canada on the facilities on which such Shares are traded. This requirement should be satisfied if you sell Shares acquired upon exercise of the Stock Option on the NYSE.

CHINA

Terms and Conditions

The following terms and conditions will apply if you are subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Retirement Eligible. The following provisions replace Section 6 of the Award Agreement:

(a) If, at the time of your Termination of Employment, you attained age 55 and have completed at least five years of service, provided that the sum of your age and years of service is 65 or higher, your Stock Option will vest and become exercisable pro rata (standard rounding to the nearest Share in full month increments) based on (i) the number of whole months that you have completed from the Grant Date through the end of the month in which your Termination of Employment occurs, over the original number of months of the vesting period, times (ii) the total number of Shares subject to the Stock Option on the Grant Date, minus (iii) the number of Shares subject to the Stock Option previously vested under the Normal Vesting Terms, provided that (x) you continue to satisfy all other applicable conditions as may be established by the Committee on or prior to the date of your Termination of Employment with respect to such pro rata vesting, (y) your Termination of Employment is not for Cause or due to death or Disability, and does not constitute a Change in Control Termination (as defined in, and eligible for the full accelerated vesting under, Section 8), and (z) if your Termination of Employment is due to your voluntary Retirement, you shall have provided written notice to the Company or, if different, the Subsidiary employing you (the “Employer”) of your Retirement at least six months (or one year in the case of a Band 0, Band 1 or Band 2 Employee) prior to your Retirement

(b) If you meet the requirements for Retirement described in Section 6(a) on or before your Termination of Employment, then any portion of the Stock Option that has vested as of the date of your Termination of Employment will expire on the earlier of (i) Expiration Date, and (ii) six (6) months from the date of your Termination of Employment.

(c)        Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable retirement treatment, which otherwise would apply to the Stock Option pursuant to this Section 6, being deemed unlawful and/or discriminatory, then the Company will not apply the favorable retirement treatment at the time of your termination and the Stock Option will be treated as they would under the rules that otherwise would have applied as if your termination did not qualify as a Retirement pursuant to this Section 6.

Payment of Exercise Price. The following provision supplements Section 10 of the Award Agreement:

Notwithstanding any terms to the contrary in the Plan or the Award Agreement, due to legal restrictions in China, you will be required to exercise your Stock Option using a cashless sell-all exercise method pursuant to which all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in cash in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise depending on the development of local laws.

Post-Termination Exercise Period. The following provisions supplement Sections 7, 8 and 9 of the Award Agreement:

Notwithstanding Sections 7, 8 and 9 herein, you may exercise the portion of your Stock Option that has vested prior to your Termination of Employment by the earlier of (a) the Expiration Date, and (b) ninety (90) days from the date of your Termination of Employment. Any portion of the vested Stock Option that has not been exercised as of the earlier of the two dates will be immediately forfeited, and your rights with respect to such portion of your Stock Option will end.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the cashless sell-all exercise of the Stock Option to China. You further understand that, under applicable laws, such repatriation of your cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or any other Subsidiary, and you hereby consent and agree that any funds realized under the Plan will be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Additional Restrictions. The Stock Option will not vest and become exercisable, and no Shares will be issued, unless the Company determines that such vesting, exercise, and the issuance and delivery of Shares complies with all applicable laws. Further, the Company is under no obligation to issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time you exercise the Stock Option.

GERMANY

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Sale Restriction. In the event that Shares are issued to you or your estate or heirs within six (6) months of the Grant Date, such Shares may not be sold prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the Award. If you have any questions regarding the contents of the Award Agreement or the Plan, you should obtain independent professional advice. Neither the Award nor the issuance of Shares upon exercise of the Stock Option constitutes a public offering of securities under Hong Kong law and is available only to eligible employees and other service providers of the Company or Subsidiaries. The Award Agreement, the Plan and other incidental communication materials distributed in connection with the Stock Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii), are intended only for the personal use of each eligible employee or other service provider of the Company or Subsidiaries, and may not be distributed to any other person.

INDIA

Terms and Conditions

Payment of Exercise Price. The following provision supplements Section 10 of the Award Agreement:

Notwithstanding any terms to the contrary in the Plan or the Award Agreement, you will be required to exercise your Stock Option using a cashless sell-all exercise method pursuant to which all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in cash in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise depending on the development of local laws.

IRELAND

There are no country-specific provisions.

JAPAN

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

Sale Restriction. You agree that any Shares acquired under the Plan will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the condition of, any other applicable provision of the SFA.

Notifications

Securities Law Information. The Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the Stock Option (i) constitutes a prospectus according to article 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or a Subsidiary, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Plan is only being offered to eligible persons and constitutes an “exempt personal offer” of equity incentives to such individuals in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to eligible persons and must not be delivered to, or relied on by, any other person.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement or the Plan. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Award Agreement or any other documents you may receive in connection with the Stock Option or taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 12 of the Award Agreement:

Without limitation to Section 12 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer, as applicable, or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of immediately foregoing provision will not apply. In this case, the amount of the income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, the amount of any National Insurance contributions due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in this Section 12.

UNITED STATES

Terms and Conditions

Restrictive Covenants. Notwithstanding anything in the Award Agreement to the contrary, by accepting the Award, you acknowledge, understand and agree to the following provisions:

(a) Restrictions on Solicitation of Company’s Employees. You agree that during your employment with your Employer, the Company and any Subsidiary and for a period of twelve (12) months following your Termination of Employment, for any reason, you will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee or contract/temporary employee of the Company or any of its Subsidiaries to leave his/her employment with the Company or respective Subsidiary, or to otherwise hire or employ any employee of Company or any of its Subsidiaries who at any time worked for, under, or with you.

The following provisions apply to all US employees except for those whose work site is in California:

(a) Restrictions on Competition. You agree that during the period of your employment with your Employer, the Company and any Subsidiary and for a period of twelve (12) months following your Termination of Employment, for any reason, you will not, in any country of the world in which you have done business on behalf of your Employer, the Company or any Subsidiary at any time during the last twelve (12) months prior to the date of your Termination of Employment, engage in or enter into any kind of employment or gainful occupation, directly or indirectly, in any Competing Business where your responsibilities include the manufacture, sale, purchasing, research, development, or business plans of any product, process, function or service which is directly competitive with or similar to any Company or Subsidiary product, process, function or service that you were exposed to within twelve (12) months prior to your Termination of Employment. For purposes of this Agreement, the term “Competing Business” shall mean any person or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold, leased or otherwise distributed by Company or any Subsidiary at any time during the last twelve (12) months prior to your Termination of Employment, or which has under development a product or service that is in competition with a product or service, whether existing or under development, of Company or any Subsidiary.

(b) Restrictions on Solicitation of Company’s Customers. You agree that during your employment with your Employer, Company and any Subsidiary and for twelve (12) months following your Termination of Employment, for any reason, you will not directly or indirectly encourage any customers or suppliers to refrain from or stop doing business with the Company or any Subsidiary, either on your behalf or on behalf of any other party or entity.